Exhibit 99.1

Dear Colleagues-
This past summer, I let you know that I had been diagnosed with throat cancer. Having concluded my full treatment regimen a few months ago, I wanted to give you an update on my health. This week I had the thorough round of tests and scans that are normally done three months following treatment, including a CAT scan and a PET scan. The good news is that the results came back completely clear, showing no evidence of cancer in my body. While the monitoring will continue for several years, the results are extremely positive and my prognosis remains excellent.

As always, and especially since my diagnosis, I followed the advice I give to others-take care of your health first-nothing is more important. Throughout this journey, I was blessed with the love and support of my family, friends and colleagues, and I received an outpouring of heartfelt warm wishes and messages from thousands of others, which meant so much to me.

I’m very proud to be part of this company and it’s an inspiration to work with such an exceptional group of people.

With deep gratitude and respect,

Jamie